Exhibit 16.1

MOORE & ASSOCIATES, CHARTERED
  ACCOUNTANTS AND ADVISORS
  ------------------------
     PCAOB REGISTERED


October 26, 2007


Securities and Exchange Commission
100 F Street, N.E.
Washington D.C. 20549

Commissioners:

We have read the statements made by Basic Services Inc in item
4.01 "Changes in Registrant's Certifying Accountant" included in Form 8K dated October 26, 2007 filed on October 26, 2007. We agree with the statements concerning our Firm in such 8K. We are not in a position to agree or disagree with other statements of Basic Services Inc contained therein.


Very truly yours,

/s/ Moore & Associates, Chartered
---------------------------------
    Moore & Associates, Chartered
    Las Vegas, Nevada



             2675 S. Jones Blvd. Suite 109, Las Vegas, NV 89146
                     (702)253-7511 Fax (702)253-7501

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